NEWS                                                              (EL PASO LOGO)
For Immediate Release


EL PASO CORPORATION INCREASES CASH PROCEEDS FROM ENTERPRISE TRANSACTION BY $370 MILLION IN EXCHANGE FOR REDUCING GENERAL PARTNER OWNERSHIP INTEREST TO 9.9 PERCENT

HOUSTON, TEXAS, APRIL 20, 2004--El Paso Corporation (NYSE:EP) announced today amendments to the agreements relating to the proposed merger of GulfTerra Energy Partners, L.P. (NYSE:GTM) and Enterprise Products Partners L.P. (NYSE:EPD) that will reduce El Paso's interest in the general partner of the merged organization in exchange for $370 million in cash.

Under the terms of the original transaction announced on December 15, 2003, El Paso agreed to sell a 50-percent interest in the general partner of GulfTerra along with 13.8 million GulfTerra common units and certain processing assets for approximately $1 billion in cash. As part of the original transaction El Paso would retain a 50-percent interest in the general partner of the combined Enterprise master limited partnership along with about 13.5 million common units of Enterprise following the close of the merger.

Under the amended agreements, El Paso's retained interest in the general partner of the combined organization has been reduced to 9.9 percent. El Paso will also have the right, beginning six months from closing, to exchange its retained general partner interest for Enterprise common units having an equivalent aggregate cash distribution.

The incremental $370 million in cash received by El Paso at closing will bring its net cash proceeds from the overall transaction to approximately $1.35 billion.

"This transaction allows El Paso to efficiently monetize an asset at an attractive value while retaining an interest in what promises to be a highly successful midstream company," said Doug Foshee, president and chief executive officer of El Paso Corporation. "With the proceeds from this transaction, we have now announced or sold $3.4 billion of assets, putting us within the range of the $3.3 billion to $3.9 billion of asset sales we originally targeted for sale by the end of 2005. While this transaction was not included in our long-range plan, we believe it will provide us added flexibility in meeting the goals of that plan."

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; completion of the merger of GulfTerra Energy Partners, L.P. with a wholly owned subsidiary of Enterprise Partners, L.P., and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

EL PASO CONTACTS
Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341


                                                                               2